August 2013 Pricing Sheet dated August 30, 2013 relating to Preliminary Terms No. 1,039 dated August 29, 2013 Registration Statement No. 333-178081 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in International Equities
Dual Directional Trigger Jump Securities Based on the Performance of the WisdomTree Japan Hedged Equity Fund due September 6, 2016
Principal at Risk Securities
PRICING TERMS – AUGUST 30, 2013
Issuer:	Morgan Stanley
Maturity date:	September 6, 2016
Valuation date:	August 31, 2016, subject to postponement for non-trading days and certain market disruption events
Underlying shares:	Shares of the WisdomTree Japan Hedged Equity Fund (the “Fund”). See “WisdomTree Japan Hedged Equity Fund” in the accompanying preliminary terms.
Aggregate principal amount:	$2,952,000
Payment at maturity:
•      If the final share price is greater than the initial share price:
$10 + the greater of (i) $10 × the share percent change and (ii) the upside payment
•      If the final share price is less than or equal to the initial share price but is greater than or equal to the trigger level:
$10 + ($10 x absolute share return)
In this scenario, you will receive a 1% positive return on the securities for each 1% negative return on the underlying shares.  In no event will this amount exceed the stated principal amount plus $1.00.
•      If the final share price is less than the trigger level:
$10 × share performance factor
This amount will be less than the stated principal amount of $10, and will represent a loss of more than 10%, and possibly all, of your investment.

Upside payment:	$1.00 per security (10% of the stated principal amount)
Share percent change:	(final share price – initial share price) / initial share price
Absolute share return:	The absolute value of the share percent change. For example, a -5% share percent change will result in a +5% absolute share return.
Share performance factor:	final share price / initial share price
Initial share price:	$43.89, which is the closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Trigger level:	$39.501, which is 90% of the initial share price
Stated principal amount / Issue price:	$10 per security
Pricing date:	August 30, 2013
Original issue date:	September 5, 2013 (3 business days after the pricing date)
CUSIP / ISIN:	61762P724 / US61762P7244
Listing:	The securities will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Estimated value on the pricing date:	$9.6417 per security. See “Investment Summary” in the accompanying preliminary terms.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer(2)
Per security	$10.00	$0.30	$9.70
Total	$2,952,000	$88,560	$2,863,440

(1)
Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.30 for each security they sell.  For more information, see “Supplemental information regarding plan of distribution; conflicts of interest”  in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for Jump Securities.

(2)	See “Use of proceeds and hedging” in the accompanying preliminary terms.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 1,039 dated August 29, 2013
Product Supplement for Jump Securities dated August 17, 2012             Prospectus dated November 21, 2011

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.